Exhibit 10.50

June 18, 2015

Dear Steve:

Mr. Bhattacharya and I are very excited about the future growth and business opportunities that await Novelis over the coming years. We consider you critical to our ongoing success, particularly in fiscal year 2016 as you have taken on enhanced responsibilities in managing our company’s finances. Therefore, following the close of FY2016 you will receive a special recognition cash award of $40,000, which will be added to your FY2016 calculated Annual Incentive Plan (AIP) cash bonus, provided that you are actively employed by Novelis on March
31, 2016.

Steve, we are very pleased to have you as part of the Novelis team, and congratulations on this recognition award. The future presents a great opportunity for you, and the success of Novelis will depend on talented employees such as you in key roles.

Sincerely,

/s/ Steve Fisher

Steve Fisher
Interim President & CEO and Senior Vice President and CFO